Exhibit 99.1

Arrow Electronics Reports Record First-Quarter 2016 Sales and Non-GAAP Earnings Per Share

– First-Quarter 2016 Non-GAAP Earnings Per Share of $1.43 –
– Trailing 12-Month Cash Flow from Operations of $860 Million –

CENTENNIAL, Colo.--(BUSINESS WIRE)--May 3, 2016--Arrow Electronics, Inc. (NYSE:ARW) today reported first-quarter 2016 net income of $106.2 million, or $1.14 per share on a diluted basis, compared with net income of $106.1 million, or $1.09 per share on a diluted basis, in the first quarter of 2015. Excluding certain items1, net income would have been $132.2 million, or $1.43 per share on a diluted basis, in the first quarter of 2016, compared with net income of $127.8 million, or $1.32 per share on a diluted basis, in the first quarter of 2015. First-quarter sales of $5.47 billion increased 9 percent from sales of $5 billion in the prior year. First-quarter sales, adjusted for the impact of acquisitions and changes in foreign currencies, increased 4 percent year over year.

“We continued our strong momentum into 2016 by producing record first-quarter sales and earnings per share. Our global components and enterprise computing solutions businesses produced growth in all regions, delivering earnings per share of $1.43,” said Michael J. Long, chairman, president, and chief executive officer. “We attribute our strong performance to our strategic investments in customer-facing talent and resources, as well as our focus on design and value-added services for global components and our solution-selling approach for enterprise computing solutions.”

Global components first-quarter sales of $3.68 billion grew 10 percent year over year. First-quarter sales, as adjusted, grew 4 percent year over year. Americas components sales grew 3 percent year over year. Europe components sales grew 15 percent year over year. Sales in the region, as adjusted, grew 9 percent year over year. Asia-Pacific components sales grew 15 percent year over year. Sales in the region, as adjusted, grew 2 percent year over year. “Europe has delivered six straight quarters of strong growth, and Americas returned to growth as we anticipated. In Asia, growth by our core small-to-medium-sized manufacturing customers was better than we anticipated,” added Mr. Long.

Global enterprise computing solutions first-quarter sales of $1.8 billion grew 9 percent year over year. First-quarter sales, as adjusted, grew 3 percent year over year. Americas sales grew 11 percent year over year. Sales in the region, as adjusted, grew 2 percent year over year. Europe sales grew 4 percent year over year. Sales in the region, as adjusted, grew 6 percent year over year. “Enterprise computing solutions posted record first-quarter sales, operating income, and operating margin,” said Mr. Long.

“First-quarter cash flow from operations was a negative $37 million. While seasonally negative, we showed substantial improvement when compared to the past three years. Trailing 12-month cash flow from operations was $860 million,” said Paul J. Reilly, executive vice president, finance and operations, and chief financial officer. “Our strong balance sheet and cash flow allowed us to continue investing in organic growth, and provided us with the opportunity to deploy capital toward our strategic initiatives. We will continue to return excess capital to shareholders.”

1 A reconciliation of non-GAAP adjusted financial measures, including sales, as adjusted, operating income, as adjusted, net income attributable to shareholders, as adjusted, and net income per share, as adjusted, to GAAP financial measures is presented in the reconciliation tables included herein.

GUIDANCE

“As we look to the second quarter, we believe that total sales will be between $5.825 billion and $6.225 billion, with global components sales between $3.75 billion and $3.95 billion, and global enterprise computing solutions sales between $2.075 billion and $2.275 billion. As a result of this outlook, we expect earnings per share on a diluted basis, excluding any charges, to be in the range of $1.59 to $1.71 per share. Our guidance assumes an average tax rate in the range of 27 to 29 percent and average diluted shares outstanding are expected to be 93 million. We are expecting the average USD-to-Euro exchange rate for the first quarter to be approximately $1.13 to €1,” said Mr. Reilly.

Please refer to the CFO commentary, which can be found at investor.arrow.com, as a supplement to the company’s earnings release.

Arrow Electronics (www.arrow.com) is a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 460 locations serving over 85 countries.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes in legal and regulatory matters, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

For a further discussion of factors to consider in connection with these forward-looking statements, investors should refer to Item 1A Risk Factors of the company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Certain Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), the company also provides certain non-GAAP financial information relating to sales, operating income, net income attributable to shareholders, and net income per basic and diluted share. The company provides sales on a non-GAAP basis adjusted for the impact of changes in foreign currencies and the impact of acquisitions by adjusting the company's operating results for businesses acquired, including the amortization expense related to acquired intangible assets, as if the acquisitions had occurred at the beginning of the earliest period presented (referred to as "impact of acquisitions"). Operating income, net income attributable to shareholders, and net income per basic and diluted share are adjusted for certain charges, credits, gains, and losses that the company believes impact the comparability of its results of operations. These charges, credits, gains, and losses arise out of the company’s efficiency enhancement initiatives, acquisitions (including intangible assets amortization expense), loss on prepayment of debt, and (gain)/loss on investments. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the tables below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers these items referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, sales, operating income, net income, and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data) (Unaudited)

	Quarter Ended
	April 2, 2016	March 28, 2015

Sales	$5,474,177	$5,002,385
Costs and expenses:
Cost of sales	4,725,279	4,317,063
Selling, general, and administrative expenses	505,813	454,530
Depreciation and amortization	40,933	37,162
Restructuring, integration, and other charges	20,788	16,196
	5,292,813	4,824,951
Operating income	181,364	177,434
Equity in earnings of affiliated companies	1,856	1,313
Interest and other financing expense, net	35,575	30,854
Other expense, net	-	935
Income before income taxes	147,645	146,958
Provision for income taxes	41,053	40,867
Consolidated net income	106,592	106,091
Noncontrolling interests	357	33
Net income attributable to shareholders	$106,235	$106,058

Net income per share:
Basic	$1.16	$1.11
Diluted	$1.14	$1.09

Weighted-average shares outstanding:
Basic	91,514	95,920
Diluted	92,787	97,125

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	April 2,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$394,655	$273,090
Accounts receivable, net	5,256,022	6,161,418
Inventories	2,441,798	2,466,490
Other current assets	335,095	285,473
Total current assets	8,427,570	9,186,471
Property, plant, and equipment, at cost:
Land	23,630	23,547
Buildings and improvements	167,558	162,011
Machinery and equipment	1,296,817	1,250,115
	1,488,005	1,435,673
Less: Accumulated depreciation and amortization	(762,685)	(735,495)
Property, plant, and equipment, net	725,320	700,178
Investments in affiliated companies	74,553	73,376
Intangible assets, net	383,503	389,326
Cost in excess of net assets of companies acquired	2,437,034	2,368,832
Other assets	304,807	303,747
Total assets	$12,352,787	$13,021,930

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,206,658	$5,192,665
Accrued expenses	668,002	819,463
Short-term borrowings, including current portion of long-term debt	46,143	44,024
Total current liabilities	4,920,803	6,056,152

Long-term debt	2,649,042	2,380,575
Other liabilities	408,829	390,392
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in both 2016 and 2015
Issued – 125,424 shares in both 2016 and 2015	125,424	125,424
Capital in excess of par value	1,082,103	1,107,314
Treasury stock (33,801 and 34,501 shares in 2016 and 2015, respectively), at cost	(1,454,687)	(1,480,069)
Retained earnings	4,780,715	4,674,480
Accumulated other comprehensive loss	(214,175)	(284,706)
Total shareholders' equity	4,319,380	4,142,443
Noncontrolling interests	54,733	52,368
Total equity	4,374,113	4,194,811
Total liabilities and equity	$12,352,787	$13,021,930

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Quarter Ended
	April 2, 2016	March 28, 2015
Cash flows from operating activities:
Consolidated net income	$106,592	$106,091
Adjustments to reconcile consolidated net income to net cash used for operations:
Depreciation and amortization	40,933	37,162
Amortization of stock-based compensation	8,877	9,920
Equity in earnings of affiliated companies	(1,856)	(1,313)
Deferred income taxes	22,555	12,391
Excess tax benefits from stock-based compensation arrangements	(4,132)	(5,657)
Other	1,462	1,730
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	996,738	935,271
Inventories	44,611	48,574
Accounts payable	(1,036,094)	(1,279,437)
Accrued expenses	(160,693)	(109,156)
Other assets and liabilities	(55,585)	2,828
Net cash used for operating activities	(36,592)	(241,596)
Cash flows from investing activities:
Cash consideration paid for acquired businesses	(46,490)	(133,089)
Acquisition of property, plant, and equipment	(49,261)	(31,150)
Other	-	2,008
Net cash used for investing activities	(95,751)	(162,231)
Cash flows from financing activities:
Change in short-term and other borrowings	470	1,234
Proceeds from (repayments of)long-term bank borrowings, net	265,000	(48,400)
Net proceeds from note offering	-	688,162
Redemption of notes	-	(254,313)
Proceeds from exercise of stock options	5,705	12,576
Excess tax benefits from stock-based compensation arrangements	4,132	5,657
Repurchases of common stock	(18,684)	(78,561)
Other	(3,000)	(3,000)
Net cash provided by financing activities	253,623	323,355
Effect of exchange rate changes on cash	285	(14,590)
Net increase (decrease) in cash and cash equivalents	121,565	(95,062)
Cash and cash equivalents at beginning of period	273,090	400,355
Cash and cash equivalents at end of period	$394,655	$305,293

ARROW ELECTRONICS, INC. NON-GAAP SALES RECONCILIATION (In thousands) (Unaudited)

	Quarter Ended
	April 2, 2016	March 28, 2015	% Change

Consolidated sales, as reported	$5,474,177	$5,002,385	9.4%
Impact of changes in foreign currencies	-	(63,227)
Impact of acquisitions	38,437	368,154
Consolidated sales, as adjusted	$5,512,614	$5,307,312	3.9%

Global components sales, as reported	$3,675,929	$3,346,763	9.8%
Impact of changes in foreign currencies	-	(42,016)
Impact of acquisitions	-	217,406
Global components sales, as adjusted	$3,675,929	$3,522,153	4.4%

Europe components sales, as reported	$1,058,432	$923,261	14.6%
Impact of changes in foreign currencies	-	(24,299)
Impact of acquisitions	-	74,083
Europe components sales, as adjusted	$1,058,432	$973,045	8.8%

Asia components sales, as reported	$1,177,868	$1,025,914	14.8%
Impact of changes in foreign currencies	-	(13,859)
Impact of acquisitions	-	139,977
Asia components sales, as adjusted	$1,177,868	$1,152,032	2.2%

Global ECS sales, as reported	$1,798,248	$1,655,622	8.6%
Impact of changes in foreign currencies	-	(21,211)
Impact of acquisitions	38,437	150,749
Global ECS sales, as adjusted	$1,836,685	$1,785,160	2.9%

Europe ECS sales, as reported	$607,448	$581,662	4.4%
Impact of changes in foreign currencies	-	(7,499)
Impact of acquisitions	-	-
Europe ECS sales, as adjusted	$607,448	$574,163	5.8%

Americas ECS sales, as reported	$1,190,800	$1,073,960	10.9%
Impact of changes in foreign currencies	-	(13,712)
Impact of acquisitions	38,437	150,749
Americas ECS sales, as adjusted	$1,229,237	$1,210,997	1.5%

ARROW ELECTRONICS, INC.
NON-GAAP EARNINGS RECONCILIATION
(In thousands except per share data)
(Unaudited)

	Quarter Ended
	April 2, 2016	March 28, 2015

Operating income, as reported	$181,364	$177,434
Intangible assets amortization expense	12,913	11,107
Restructuring, integration, and other charges	20,788	16,196
Operating income, as adjusted	$215,065	$204,737

Net income attributable to shareholders, as reported	$106,235	$106,058
Intangible assets amortization expense	10,634	9,029
Restructuring, integration, and other charges	15,354	12,569
Loss on prepayment of debt	-	1,808
Gain on investments	-	(1,667)
Net income attributable to shareholders, as adjusted	$132,223	$127,797

Net income per basic share, as reported	$1.16	$1.11
Intangible assets amortization expense	.12	.09
Restructuring, integration, and other charges	.17	.13
Loss on prepayment of debt	-	.02
Gain on investments	-	(.02)
Net income per basic share, as adjusted	$1.44	$1.33

Net income per diluted share, as reported	$1.14	$1.09
Intangible assets amortization expense	.11	.09
Restructuring, integration, and other charges	.17	.13
Trade name impairment charge	-	.02
Gain on investments	-	(.02)
Net income per diluted share, as adjusted	$1.43	$1.32

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands) (Unaudited)

	Quarter Ended
	April 2, 2016	March 28, 2015
Sales:
Global components	$3,675,929	$3,346,763
Global ECS	1,798,248	1,655,622
Consolidated	$5,474,177	$5,002,385

Operating income (loss):
Global components	$170,770	$164,895
Global ECS	78,212	67,517
Corporate (a)	(67,618)	(54,978)
Consolidated	$181,364	$177,434

(a)	Includes restructuring, integration, and other charges of $20.8 million and $16.2 million for the first quarters of 2016 and 2015, respectively.

NON-GAAP SEGMENT RECONCILIATION

	Quarter Ended
	April 2, 2016	March 28, 2015
Global components operating income, as reported	$170,770	$164,895
Intangible assets amortization expense	7,900	5,782
Global components operating income, as adjusted	$178,670	$170,677

Global ECS operating income, as reported	$78,212	$67,517
Intangible assets amortization expense	5,013	5,325
Global ECS operating income, as adjusted	$83,225	$72,842

CONTACT:
Arrow Electronics, Inc.
Steven O’Brien
Director, Investor Relations
303-824-4544
or
Paul J. Reilly
Executive Vice President, Finance and Operations, and
Chief Financial Officer
631-847-1872
or
Media Contact:
John Hourigan
Vice President, Global Communications
303-824-4586